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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549



                                    FORM 8-K


                                 CURRENT REPORT




                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



     Date of Report (Date of earliest event reported) July 22, 1997
                                                      -------------

                            Statewide Financial Corp.
                            -------------------------
             (Exact name of registrant as specified in its charter)


                New Jersey                0-26546            22-3397900
     --------------------------------   ------------   --------------------
     (State or other jurisdiction of    (Commission    (IRS Employer
          incorporation)                 File Number)   Identification No.)


           70 Sip Avenue, Jersey City, New Jersey             07306
     --------------------------------------------      --------------------
      (Address of principal executive offices)              (Zip Code)



     Registrant's telephone number, including area code (201) 795-4000
                                                         -------------


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     Item 1.   Changes in Control of Registrant.
               ---------------------------------
               Not Applicable.



     Item 2.   Acquisition or Disposition of Assets.
               -------------------------------------
               Not Applicable.



     Item 3.   Bankruptcy or Receivership.
               ---------------------------
               Not Applicable.



     Item 4.   Changes in Registrant's Certifying Accountant.
               ----------------------------------------------
               Not Applicable.



     Item 5.   Other Events.
               -------------
               The Registrant issued a press release dated Tuesday, July 22, 1997 announcing its second quarter earnings.


     Item 6.   Resignations of Registrant's Directors.
               ---------------------------------------
               Not Applicable.



     Item 7.   Exhibits and Financial Statements.
               ----------------------------------

               Exhibit No.              Description
               -----------              -----------

                  99 The Registrant issued a press release dated Tuesday, July 22, 1997 announcing its second quarter earnings.



     Item 8.   Change in fiscal year
               ---------------------
               Not Applicable.


                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, Statewide Financial Corp. has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                                  STATEWIDE FINANCIAL CORP.
                                                  -------------------------
                                                       (Registrant)


     Dated:    July 30, 1997                 By:  Bernard F. Lenihan
                                                  -------------------------
                                                  Senior Vice President and
                                                  Chief Financial Officer




                                  EXHIBIT INDEX
                                  -------------


                           CURRENT REPORT ON FORM 8-K
                           --------------------------



     Exhibit No.         Description
     -----------         -----------

     99 The Registrant issued a press release dated Tuesday, July 22, 1997 announcing its second quarter earnings.




              Statewide Financial Corp. Reports 21% Increase
                    in Net Income for 2nd Quarter 1997


     Jersey City, N.J., July 22, 1997 -- Statewide Financial Corp. (Nasdaq: SFIN), the holding company for Statewide Savings Bank S.L.A., today reported net income increased 21% and net interest income rose nearly 16% for the second quarter which ended June 30, 1997, as compared to the same period in 1996. For the first two quarters of 1997, net income and net interest income each grew 18%, compared to the results for the six months which ended June 30, 1996.


     Net income for the second quarter of 1997 was $1,391,000, or $0.33 per share, compared to $1,154,000, or $0.24 per share, for the same quarter during 1996. The second quarter figures also represent an increase over the first quarter of 1997 which had net income of $1,384,000, or $0.32 per share. For the first six months of 1997, net income was $2,775,00, or $0.65 per share, compared to net income of $2,359,000, or $0.49 per share, for the same period in 1996.


     "These results represent solid growth, primarily due to our strong marketing initiatives and the significant progress we have made in commercial lending," stated Victor M. Richel, chairman, president and chief operating officer. "In fact, because of the opportunity for continued commercial growth, we plan to add more loan officers and support staff during the remainder of the year." Richel also noted that "growth in interest-earning assets slowed during the second quarter of 1997 because declining interest rates left the commercial market as the only opportunity for investment." He noted that originations of commercial real estate mortgages and business loans continued at a strong pace, and that the average balance of these portfolios increased 15% during the quarter, mitigating principal amortization within the one- to four-family mortgage category.


     Richel also stated that the Company will conduct the second part of its previously announced 10% stock repurchase program. In June of this year, the Office of Thrift Supervision granted Statewide permission to buy back an additional 5% of its outstanding stock. The first 5% repurchase program was conducted in 1996 and early 1997.


     The Company's continued emphasis on originating quality commercial loans and mortgages, and consumer loans, coupled with growth in core deposits and reductions in higher costing certificates of deposit, resulted in higher interest rate margins for the quarter and for the six months ended June 30, 1997, as compared to comparable periods in the prior year. The net interest margin for the quarter ended June 30, 1997 was 3.77% compared to 3.37% and 3.78% for the quarters ended June 30, 1996, and March 31, 1997, respectively. For the six months ended June 30, 1997, the net interest margin was 3.77%, compared to 3.40% for the same period in the prior year.


     The Company's total assets were $673.2 million at June 30, 1997, compared to $677.4 million at March 31, 1997, and $636.0 million at December 31, 1996. While period-ended balances declined $4.2 million between March 31, 1997 and June 30, 1997, the average balance of interest-earning assets increased $6.9 million, including $3.1 million more in the commercial real estate mortgages and commercial business loans portfolios, and $2.7 million more in the multi-family mortgage portfolio. These increases represent second quarter growth of 15.2% and 32.7% in the respective portfolios, and are a result of continued emphasis toward origination of higher-yielding, quality loans. The average balance of the residential one- to four-family mortgage portfolio decreased approximately $5.2 million, or 2.0%, due to principal amortization and prepayments. However, the average balance of mortgage-backed and debt securities increased approximately $5.0 million, or 1.6%, because the Company invested in mortgage-backed securities which provided better returns and durations than those which would have been provided by one- to four-family residential real estate mortgages if the Company had matched the aggressive pricing within its market areas.


     Assets at June 30, 1997, were $37.2 million more than those at December 31, 1996. The principal component of this increase was growth in mortgage-backed securities during the first quarter of 1997. The Company sold securities in the third quarter of 1996 and, during 1997, reinvested the proceeds of this sale into higher yielding securities.


     Deposits totaled $448.5 million at June 30, 1997, representing decreases of 2.2% and 1.9% from March 31, 1997 and December 31, 1996, respectively. They represent reductions in higher-costing certificates of deposit. Lower-costing core deposits increased $1.1 million, or 0.4%, from March 31, 1997, and $4.0 million, or 1.6%, from December 31, 1996. " As we continue to increase our core deposit base by attracting new customers through product development and by cross selling our products to existing customers, we find it unnecessary to match aggressively priced certificates of deposit offered by our competitors, especially when their rates exceed our alternate borrowing rates," Richel stated.


     Borrowed funds were $153.9 million at June 30, 1997. Of this amount, $65.9 million mature within 60 days and an additional $28 million, at an interest rate of 5.54%, are callable at the lender's option within 90 days, and quarterly thereafter for three years. It is the intention of the Company to keep these borrowing maturities short-term, subject to prevailing market interest rates, at least into the fourth quarter of 1997.


     Borrowed funds at June 30, 1997 increased $3.7 million over the preceding quarter, in part to liquidate certificates of deposit for holders who sought rates higher than the Company's alternate borrowing rates. The Company's strategy is to not match aggressive rates unless management believes that relationships with deposit holders who have other deposit or loan relationships are in jeopardy. At June 30, 1997, borrowed funds had increased $46.7 million over December 31, 1996, supporting asset growth over the period as part of the Company's continuing strategy to leverage its excess capital.


     Shareholders' equity increased $2.5 million during the quarter to $65.5 million at June 30, 1997 from $63.0 million at March 31, 1997, but decreased $1.4 million from $66.9 million at December 31, 1996. The increase from the preceding quarter resulted primarily from net income of $1.4 million for the quarter and an increase of $2.2 million (net of tax) in the June 30, 1997 market value of the Company's investment portfolio over the March 31, 1997 valuation, partially offset by the repurchase of 62,227 shares of the Company's stock and declaration of a quarterly dividend. The decrease for the six-month period of 1997 resulted primarily from the repurchase of 234,727 shares of the Company's stock, and the declaration of two dividends, partially offset by net income of $2.8 million and allocations of ESOP shares and other employee benefit plans during the period.


     The results of operations for the three and six months ended June 30, 1997 reflect increases in net interest income, after provisions for loan losses of $0.8 million and $1.9 million, respectively, as compared to the same periods of the prior year. The increases reflect growth in average interest-earning assets at higher yields offset by an increase in borrowing costs due to higher borrowing levels. Net interest income, after provisions for loan losses, for the three months ended June 30, 1997 was essentially the same as the preceding quarter, with net interest margin decreasing one basis point to 3.77% for the second quarter, from 3.78% for the three months ended March 31, 1997.


     This slight decrease results in part from costs to fund the Company's stock repurchases, partially offset by an higher average balance of non-interest bearing deposits during the second quarter.


     The increase in net interest income in the three- and six-month periods ended June 30, 1997, as compared to the same periods of the prior year, was partially offset by reductions of $0.1 million and $0.4 million in non-interest income, respectively, which resulted from unaccrued interest income being realized in the prior-year periods and no like events occurring in the current periods. Excluding these on-recurring items, non-interest income increased $45,000, or 13%, and $110,000, or 17%, for the three- and six-month periods ended June 30, 1997 as compared to the same periods of the preceding year. These increases for the periods resulted primarily from higher mortgage late charges and deposit account fees, along with increased annuity fees in the second quarter of 1997. These reasons also account for a $17,000 increase in non-interest income for the three months ended June 30, 1997 over the preceding quarter.


     Non-interest expense for the three and six months ended June 30, 1997 totaled $4.3 million and $8.6 million respectively, as compared to $4.0 million and $7.9 million for the same periods of the prior year and $4.3 million for the three months ended March 31, 1997. These year-over-year increases reflect staffing and support costs incurred to position the Company to achieve its marketing and operational objectives. The expenses in the current-year periods fully reflect costs for the Company's Port Liberte branch which opened in October 1996, and its Hoboken branch which opened in March 1996, whereas there is limited or no expense for these new offices in the prior-year periods. In addition, the current-year periods fully reflect staffing costs for commercial and institutional loan officers and support hired subsequent to September 30, 1996. These periods also reflect increased furniture, fixtures and equipment, data processing and other operational costs incurred primarily for the refurbishment of existing facilities and installation of a new operating system, which occurred during the third and fourth quarters of 1996. The current-year periods also include costs for the Recognition and Retention Plans for Directors, Executive Officers and Employees adopted midway through 1996. Offsetting these expense increases were a lower assessment rate for deposit insurance and less real estate owned with lower related expenses. These were incurred during both the three- and six-month periods ended June 30, 1997.


     Statewide Financial Corp., headquartered in Jersey City, is the holding company for Statewide Savings Bank S.L.A., which maintains 16 branches in Hudson, Union, Bergen and Passaic counties. Statewide Savings Bank's deposits are insured by the Savings Association Insurance Fund (SAIF) of the Federal Deposit Insurance Corporation
     (FDIC).



     SELECTED FINANCIAL CONDITION DATA        June 30,    December 31,
     [dollars in thousands]                    1997          1996
     Total Assets                            $ 673,214    $ 636,042
     Loans, Net                              $ 327,871    $ 325,470
     Debt and Equity Securities              $  30,245    $   40,243
     Mortgage-backed Securities              $ 284,769    $ 240,974
     Other Real Estate Owned, Net            $     274    $     563
     Total Deposits                          $ 448,470    $ 457,056
     Borrowed Funds                          $ 153,900    $ 107,200
     Shareholders' Equity                    $  65,480    $  66,935
     Book Value per share                    $   13.90    $   13.63

     SELECTED OPERATING DATA       For the Three       For the Six
                                    Months Ended      Months Ended
                                      June 30,          June 30,
     [dollars in thousands]        1997     1996      1997    1996

     Interest Income             $12,690   $11,452  $25,177  $22,282
     Interest Expense              6,435     6,039   12,669   11,668
                                  ------    ------   ------   ------
     Net Interest Income           6,255     5,413   12,508   10,614
     Provision For Loan Losses       125       125      250      250
                                  ------    ------   ------   ------
     Net Interest Income After
      Provision For Loan Losses    6,130     5,288   12,258   10,364
     Non-interest Income             390       514      763    1,180
     Foreclosed Real Estate
      Expense, Net                     7        (5)      14       57
     Other Non-interest Expense    4,270     4,004    8,553    7,802
                                  ------    ------   ------   ------
     Income Before Income Taxes    2,243     1,803    4,454    3,685
     Income Taxes                    852       649    1,679    1,326
                                  ------    ------   ------   ------
     Net Income                  $ 1,391   $ 1,154  $ 2,775  $ 2,359
                                 =======   =======  =======  =======

     Earnings per share          $  0.33   $  0.24  $  0.65  $  0.49
                                 =======   =======  =======  =======

     Weighted Average Number of
      Common Shares Outstanding
      to Compute Earnings Per
      Share                   4,242,171  4,853,965 4,290,775 4,859,075


     SELECTED FINANCIAL             1997    1996      1997     1996
     RATIOS(1):
     Return on Average Assets        .82%    .70%      .82%     .74%
     Return on Average Capital      8.78%   6.79%     8.67%    6.74%
     Capital to Assets              9.73%   9.90%     9.73%    9.90%
     Net Interest Rate Spread (2)   3.33%   2.92%     3.33%    2.93%
     Net Interest Margin (3)        3.77%   3.37%     3.77%    3.40%
     Non-Interest Income to
      Average Assets                 .23%    .31%      .23%     .37%
     Non-Interest Expense to
      Average Assets                2.51%   2.43%     2.53%    2.46%
     Efficiency Ratio (4)          65.60%  70.99%    65.79%   71.32%
     Average Interest Earning
      Assets to Average Interest
      Bearing Liabilities         111.10% 112.07%   111.27%  112.69%


                                               June 30,     Dec. 31,
     REGULATORY CAPITAL RATIOS:                  1997         1996

     Tangible Capital Ratio                      9.36%        9.41%
     Core Capital Ratio                          9.36%        9.41%

     ASSET QUALITY RATIOS:
     Non-Performing Loans to Total Net Loans      .79%        .84%
     Non-Performing Loans to Total Assets         .39%        .43%
     Non-Performing Assets to Total Assets        .43%        .52%
     Allowance for Loan Losses to Non-
     Performing Loans                           105.65%      95.43%
     Allowance for Loan Losses to Total Net
     Loans                                         .84%        .80%

     OTHER DATA
     Number of Deposit Accounts                  54,727      53,695
     Number of Offices                               16          16


     Notes to Selected Financial Ratios

     (1)  Ratios are annualized where appropriate.

     (2) Interest-rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average costs of average interest-bearing liabilities.

     (3) Net interest margin represents interest income as a percent of average interest-earning assets.

     (4) Total non-interest expense divided by the sum of net interest income after provision for loan losses, and recurring non-interest income.